Exhibit 23.3

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000     Facsimile: (86-10) 5809-1100

Jingtian & GongCheng LLP

34/F, Tower 3, China Central Place

77 Jianguo Road, Beijing 100025

People’s Republic of China

May 15, 2024

Re: Consent Letter on Hitek Global Inc. – Form F-3

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to Hitek Global Inc (the “Company”), a company incorporated under the laws of the Cayman Islands in connection with the filing on Form F-3 to register up to $120,000,000 of securities of the Company in a shelf registration statement.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing on Form F-3 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely yours,

/s/ Jingtian & Gongcheng LLP
Jingtian & Gongcheng LLP